EX 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF MFI HOLDING CORPORATION
General
MFI Holding Corporation (“us,” “we,” “our”) is a producer and distributor of egg products to the foodservice, retail and food ingredient markets. We are also a producer and distributor of refrigerated potato products to the foodservice and retail grocery markets. Additionally, we distribute refrigerated food items, primarily cheese and other products sold in the dairy case, to the retail grocery market, predominantly in the central United States. We focus our growth efforts on the specialty sectors within our food categories and strive to be a market leader in product innovation and efficient production. We have a strategic focus on value-added processing of food products, which is designed to capitalize on key food industry trends, such as (i) the desire for improved safety and convenience, (ii) the focus by foodservice operators on reducing labor and waste, and (iii) the long-term trend toward food consumption away from home, which continues to be slowed somewhat by the economic environment. We believe our operational scale, product breadth and geographic scope make us an attractive and important strategic partner for our customers, which include foodservice distributors, major restaurant chains, food ingredient companies and the retail grocery market.
We entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 16, 2014, by and among MFI Holding Corporation, Post Holdings, Inc, Acquisition Sub, Inc., a newly organized, wholly-owned subsidiary of Post Holdings, Inc. (“Merger Sub”), and GS Capital Partners VI Fund, L.P. as representative for the stockholders and optionholders of MFI Holding Corporation.
Under the terms of the Merger Agreement, Post Holdings, Inc. will acquire us for $2.45 billion in cash on a cash-free, debt-free basis, subject to working capital and other adjustments. In addition, Post Holdings, Inc. will make a payment of $50 million on the first anniversary of the closing date, which payment is intended to represent the parties’ estimate of the value of certain tax benefits that we are expected to realize from payments to be made by or on our behalf in connection with the transactions contemplated by the Merger Agreement. For more information regarding the sale of the Company to Post Holdings, Inc. please see Note 8 to the condensed consolidated financial statements filed as Exhibit 99.2 to the Form 8-K of Post Holdings, Inc. filed on May 19, 2014 to which this Exhibit 99.4 is also attached.
Commodities and Product Pricing
Our principal exposure to market risks that may adversely affect our results of operations and financial position include changes in future commodity prices and interest rates. We seek to minimize or manage these market risks through normal operating and financing activities and through the use of commodity futures contracts, when appropriate. We do not trade or use instruments with the objective of earning financial gains on commodity prices, nor do we use instruments where there are not underlying exposures.
The profit margins we earn on many of our products are sensitive to changes in commodity prices. Generally, approximately 70% of the Egg Products Division’s annual net sales come from higher value-added egg products, such as extended shelf-life liquid and precooked products, with the remainder coming from products mainly used in the food ingredients market or shell eggs. Gross profit margins for certain higher value-added egg products are generally less sensitive to commodity price fluctuations, which impact the input costs of our egg supply, than are other egg products or shell eggs; however, because of agreements with customers we are sometimes unable to adjust product pricing for value-added products as quickly as we are for other egg products and shell eggs when our costs change. Margins for our food ingredient egg products and shell eggs are more commodity price-sensitive than are higher value-added product sales. Gross profit from shell eggs is primarily dependent upon the relationship between shell egg prices and the cost of feed, both of which can fluctuate significantly. Shell egg market costs were approximately 24% higher in the first three months of 2014 than in the comparable 2013 period (as measured by Urner Barry Publications). Prices (as measured by the Chicago Board of Trade) for corn and soybean meal used in our feed, decreased approximately 37% and increased approximately 5%, respectively, in the first three months of 2014 as compared to the comparable 2013 period.
The Cheese & Other Dairy-Case Products Division derives a majority of its net sales from refrigerated products produced by others. A majority of those sales are represented by cheese and butter, for which the costs fluctuate with national dairy markets. Time lags between cost changes for these lines and wholesale/retail pricing changes can result in significant margin changes. The average commodity block cheese prices in the first three months of 2014 were up 34% year-over-year. Block cheese costs, reaching record highs in early April of 2014, moved sharply lower as the month progressed, with the decline continuing into May of 2014. We currently expect these costs to continue to trend down from the highs experienced in the first four months of 2014. As a result of a competitive pricing environment, we were not able to pass through the significantly higher commodity costs to our customers until late April of 2014. Accordingly, margins were negatively impacted during the first four months of 2014. We expect to

EX 99.4

correct the margin imbalance resulting from the timing of input costs and pricing to our customers during the remainder of calendar 2014.
The Refrigerated Potato Products Division typically purchases approximately 90% of its annual raw potato requirements from contract producers. The remainder is purchased at market prices to satisfy short-term production requirements or to take advantage of market prices when they are lower than contracted prices. Moderate variations in the purchase price of raw materials or the selling price per pound of finished products can have a significant effect on the Refrigerated Potato Products Division’s operating results.
Results of Operations
Three Months Ended March 29, 2014 as Compared to Three Months Ended March 30, 2013
Unless the context requires otherwise, the references below to “2014” refer to the three months ended March 29, 2014, and the references below to “2013” refer to the three months ended March 30, 2013.
Net Sales. Net sales for 2014 decreased approximately $10.2 million, or 2.1%, to $474 million from $484.3 million in 2013. We had volume growth of 5.2% with gains in our egg and refrigerated potato product segments offset by a reduction in volumes in our cheese and dairy-case segment, primarily the result of lower sales in our private-label cheese business due to reduced distribution.
Egg Products Division Net Sales. External net sales for 2014 increased approximately $3.8 million, or 1.1%. The net sales increase is primarily due to an 8.3% increase in volume, which was seen in all the distribution channels with a boost from the Primera acquisition in late June, 2013. Pass-through pricing impacts of lower grain-based input costs between periods and an unfavorable sales mix offset a portion of the net sales increase.
Refrigerated Potato Products Division Net Sales. External net sales for 2014 increased approximately $0.6 million, or 1.3%. The net sales increase is primarily due to a 3.9% increase in volume, driven by strong foodservice growth. Volumes in our retail business decreased 5.3% as a result of promotional timing between periods related to the timing of Easter.
Cheese & Other Dairy-Case Products Division Net Sales. External net sales for 2014 decreased approximately $14.6 million, or 15%. The net sales decrease reflected volume decreases of 15.9% due primarily to reduced distribution in our private-label cheese and butter businesses.
Cost of Sales. Cost of sales for 2014 increased approximately $9.3 million, or 2.3%, to $407.1 million from $397.8 million in 2013. The increased cost of sales reflected volume growth of 5.2%. 2014 cost of sales reflected lower corn costs, a significant feed ingredient utilized in our Egg Products business. However, higher soybean meal and record high dairy costs offset the lower corn costs. In addition, weather-related costs had a significant negative impact on transportation and plant operating costs in 2014.
Egg Products Division Cost of Sales. Cost of sales for 2014 increased approximately $14.5 million, or 5.1%. The cost of sales increase is primarily due to an 8.3% increase in volume. The smaller increase compared to volume was due primarily to a decrease in the cost of grain related egg purchases due to a decline in the corn input costs compared to last year.
Refrigerated Potato Products Division Cost of Sales. Cost of sales for 2014 increased approximately $3.1 million, or 10.5%. The cost of sales increase is primarily due to a 3.9% increase in volume. The higher increase compared to volume was due primarily to an increase in raw potato and dairy ingredient costs and weather related effects on plant operations, including significantly higher energy costs between periods.
Cheese & Other Dairy-Case Products Division Cost of Sales. Cost of sales for 2014 decreased approximately $8.2 million, or 9.9%. The cost of sales decrease reflected volume decreases of 15.9%. The smaller decline compared to volume was due to higher commodity prices between periods with cheese costs up 34% between periods.
Gross Profit. Gross profit for 2014 decreased $19.5 million, or 22.6%, to $66.9 million from $86.5 million in 2013. Our gross profit margin decreased to 14.1% in 2014 as compared to 17.9% in 2013. The decrease in the gross margin percentage was due to a very competitive pricing environment preventing us from passing through significant input cost increases, especially in the retail distribution channel. Pricing lags in our other distribution channels delayed pass-through of all the market related egg costs as those markets rose dramatically in the back half of the quarter.

EX 99.4

Selling, General and Administrative Expenses. Selling, general and administrative expenses remained flat in 2014 with the 2013 period at $42.5 million.
Operating Profit. Operating profit for 2014 decreased approximately $19.4 million, or 44.3%, to $24.5 million from $43.9 million in 2013. The decrease in operating profit for 2014 is due to the factors described above.
Egg Products Division Operating Profit. Operating profit for 2014 decreased approximately $11.1 million, or 31.8%, to $23.9 million from $35 million in 2013. The decrease was mainly a result of unfavorable sales mix, higher egg white costs, pricing lags in foodservice and food ingredient businesses and weather related cost increases.
Refrigerated Potato Products Division Operating Profit. Operating profit for 2014 decreased approximately $2.3 million, or 42.6%, to $3 million from $5.3 million in 2013 due to higher raw potato, dairy ingredients and plant operating costs and an unfavorable sales channel mix.
Cheese & Other Dairy-Case Products Division Operating Profit. Operating profit for 2014 decreased approximately $6 million, or 83.7%, to $1.2 million from $7.2 million in 2013. The decrease was due to reduced volumes and significantly higher commodity prices which we were not able to pass through as a result of a competitive pricing environment.
Interest Expense. Interest expense decreased to $27.4 million in 2014 from approximately $28 million in 2013 mainly due lower debt levels in 2014.
Unrealized loss on currency transactions. We recorded the change in exchange rates impacting an intercompany Canadian currency-denominated note receivable due from our Canadian subsidiary, MFI Food Canada Ltd.
Income Taxes. Our effective tax rate on (loss) earnings before income taxes was approximately (29.1%) for 2014 compared to approximately 31.6% in 2013. The effective tax rate was affected by the level of income for the period, the amount of permanent differences (primarily the qualified production activities deduction) between book and taxable income, actual tax expense payable at the state level and by the results in our Canadian subsidiary, which impacted the valuation allowance against its deferred tax assets and effective rate.
Liquidity and Capital Resources
In conjunction with the sale of the Company to Post Holdings, Inc. and per the Merger Agreement, much of the indebtedness of the Company and Michael Foods Holding, LLC will be prepaid at the effective date of the Merger. The Merger is currently expected to close in the second quarter of 2014. For more information regarding the sale of the Company to Post Holdings, Inc. please see Note 8 to the condensed consolidated financial statements.
Historically, we have financed our liquidity requirements through internally generated funds, bank borrowings and the issuance of other indebtedness. We believe such sources remain viable financing alternatives to meet our anticipated needs. Our investments in acquisitions and capital expenditures have been a significant use of capital. We plan to continue to invest in advanced production facilities to maintain our competitive position.
The cash flow of approximately $6.2 million used in operating activities in the three-month period ended March 29, 2014 reflects reduced cash earnings and increase in the use of working capital, mainly interest payments, offset by improved receivable collection and lower inventory. The cash flow of approximately $4 million provided by operating activities in the three-month period ended March 30, 2013 primarily reflects higher earnings offset by a use of working capital.
The cash flow of approximately $10.8 million used in investing activities in the three-month period ended March 29, 2014 was primarily for capital expenditures. Additionally, in March 2014, we canceled a standby letter of credit guaranteeing the Lang Fang MK Foods, Ltd. line of credit and transferred $2 million to a restricted deposit account, classified as restricted cash in “long-term other assets.” For the three-month period ended March 30, 2013, the cash used in investing activities was all capital expenditures.
The cash flow of approximately $1.4 million used in financing activities for the three-month period ended March 29, 2014 reflects scheduled debt payments. The cash flow of approximately $12.4 million used in financing activities for the three-month period ended March 30, 2013 reflects a $10 million term B loan prepayment and other scheduled debt payments.
On June 29, 2010, the Company issued $430 million of 9.75% senior notes maturing on July 15, 2018, with Wells Fargo Bank, National Association as Trustee.

EX 99.4

On December 18, 2012, the Company issued $275 million senior PIK notes which accrue cash interest at a rate of 8.5%, with the option to PIK interest at a rate of 9.25%. The interest on these notes is payable semi-annually on January 15 and July 15.
Our subsidiary, Michael Foods Group, Inc. is a party to a credit agreement, with Bank of America, N.A. as administrative agent, with availability up to $915 million and consisting of the following:

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$75 million revolving line of credit, of which approximately $17.5 million matures June 29, 2015 with the remaining $57.5 million expiring February 25, 2016. The line bears interest at the greater of LIBOR or 1.75%, plus 4.5% margin for Eurodollar loans and the greater of base rate or 2.75%, plus 3.5% margin for base rate loans; and

•
$840 million term B loan maturing February 25, 2018, amortizing at 1% per year, and bearing interest at the greater of LIBOR or 1.25%, plus 3% margin for Eurodollar loans and the greater of base rate or 2.25%, plus 2% margin for base rate loans; and

•	In addition, the credit agreement permits us to incur incremental term and revolving loans in an aggregate amount not to exceed $200 million, subject to certain conditions.
The credit agreement requires Michael Foods Group, Inc. to meet a minimum interest coverage ratio and a maximum leverage ratio. In addition, the credit agreement and the indenture relating to the 9.75% senior notes, contain certain restrictive covenants which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in these agreements. Failure to comply with these covenants could result in an event of default, which, if not cured or waived, could have a material adverse effect on the results of operations, financial position and cash flow. In general, the debt covenants limit discretion in the operation of our businesses. We were in compliance with all of the covenants under the credit agreement, 9.75% senior notes and 8.25% / 9.5% PIK senior notes as of March 29, 2014.
In December 2008, we entered into a $15.6 million variable-rate lease agreement to fund a portion of the equipment purchases at our new potato products facility. The lease agreement matured on December 30, 2013. On November 25, 2009, we entered into a variable-rate note for up to $7.5 million for additional financing for equipment for the new potato products facility. The $7.5 million note is due November 25, 2014. As of March 29, 2014, the outstanding balance was $1.7 million and had an effective interest rate of 3.6%.
We have guaranteed, through our M.G. Waldbaum Company subsidiary, the repayment of certain industrial revenue bonds used for the expansion of the wastewater treatment facilities of two municipalities where we have food processing facilities. In September 2012, the City of Wakefield, Nebraska refinanced two bonds related to its wastewater treatment facility. The refinancing resulted in the combination of the remaining balances of the 2005 and 2007 series bonds into a 2012 series bond for $8.5 million at an annual interest rate of 4.57%. We are required to pay the principal and interest payments related to these bonds, which mature September 15, 2017. These bonds are included in current maturities of long-term debt and long-term debt. The remaining principal balance for all guaranteed bonds at March 29, 2014 was approximately $6.6 million.
Our ability to make payments on and to refinance our debt, to fund planned capital expenditures and otherwise satisfy our obligations will depend on our ability to generate sufficient cash in the future. This, to some extent, is subject to general economic, financial, competitive and other factors that are beyond our control. We believe that, based on current levels of operations, we will be able to meet our debt service and other obligations when due. Significant assumptions underlie this belief, including, among other things, that we will continue to be successful in implementing our business strategy and that there will be no material adverse developments in our business, liquidity or capital requirements. If our future cash flows from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital, or restructure or refinance all or a portion of our debt, on or before maturity. We cannot assure our investors that we would be able to accomplish any of these alternatives on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing and future indebtedness may limit our ability to pursue any of these alternatives.
To manage exposure to counterparty credit risk, we enter into agreements with highly rated institutions that can be expected to fully perform under the terms of such agreements. Frequently, these institutions are members of the lender group providing our credit facility, which management believes further minimizes the risk of non-performance.
Our longer-term planning is focused on growing our sales, earnings and cash flows primarily by focusing on our existing business lines, expanding product offerings, increasing production capacity for value-added products and broadening customer bases. We believe our financial resources are sufficient to meet the working capital and capital spending necessary to execute our longer-term plans. In executing these plans, we expect to reduce debt over the coming years. However, possible significant acquisition activity could result in us seeking additional financing resources, which we expect would be available to us if sought. At March 29, 2014, we had $74.7 million of funds available on our revolving line of credit.

EX 99.4

We invested approximately $8.8 million in capital expenditures in the three-month period ended March 29, 2014. Our spending continues to be focused on expanding capacity for higher value-added egg products and maintaining existing production facilities, among other projects. Further capital spending in the remainder of 2014 is expected to be funded by operating cash flows. We expect these investments to improve manufacturing efficiencies, customer service and product quality.
Seasonality
Our consolidated quarterly operating results are affected by the seasonal fluctuations of net sales. For example, shell egg prices typically rise seasonally in the first and fourth quarters of the year due to increased demand during holiday periods. Consequently, net sales in the Egg Products Division may increase in the first and fourth quarters. Generally, the Cheese & Other Dairy-Case Products Division has higher net sales and operating profits in the fourth quarter, coinciding with incremental consumer demand during the holiday season. Operating profits from the Refrigerated Potato Products Division are less seasonal, but tend to be higher in the second half of the year, coinciding with the potato harvest and incremental consumer demand.